Exhibit 99.1

SOUTH HERTFORDSHIRE UNITED KINGDOM FUND, LTD.

June 17, 2011

Dear Unitholder,

South Hertfordshire United Kingdom Fund, Ltd. (the “Partnership”): Approval of the sale of the Partnership’s assets and the distribution of proceeds of that sale

On May 9, 2011, the Partnership completed the sale (the “Asset Sale”) of the Partnership’s 66.7% ownership interest in ntl (South Hertfordshire) Limited (“ntl South Herts”) to ntl (B) Limited for £14,293,000, pursuant to the Share Purchase Agreement (the “Share Purchase Agreement”), dated as of January 31, 2011, between the Partnership and ntl (B) Limited. The completion of the Asset Sale followed the approval by the holders (other than the General Partner and its affiliates) of a majority of the outstanding Partnership units at the Partnership’s Special Meeting on May 5, 2011.  Specifically, the vote in favor of the Asset Sale was 34,626 units in favor, 2,896 units against, and 886 units abstaining.   A total of 38,408 units voted, constituting 67.46%  of the outstanding units.

Following completion of the Asset Sale and the dissolution of the Partnership, the General Partner commenced the process of liquidating and winding up the Partnership in accordance with the Partnership Agreement and Colorado law.  In accordance with the disclosure in the Partnership’s definitive proxy statement dated March 18, 2011, the Partnership has repaid £3,267,644 of indebtedness owed to Virgin Media Inc. (this represents the balance owed as of March 31, 2011 — there is a further balance relating to the period after that date that has not yet been calculated).  In addition, the General Partner is required to contribute funds to the Partnership equal to the amount of any accumulated deficit that may exist in the capital account of the General Partner, which has been estimated to be £244,011.  Of the £11,269,367 in proceeds remaining after loan repayment and the General Partner’s contribution, £11,069,367 was converted to $18,016,502 on May 9, 2011 and £200,000 has been retained in UK pounds sterling.

Having assessed the Partnerships’ current outstanding liabilities and obligations, expenses and required cash reserve, the General Partner has determined that an initial distribution of $300 per unit be made to all holders of record of the Partnership units as of the previously-announced record date of May 11, 2011.  This will bring the total initial distribution by the Partnership to $17,080,500.

To the extent that all or a portion of the Partnership’s cash reserves are not used to settle any contingent or unforeseen liabilities or other expenses of the Partnership after its dissolution, a further distribution of the unused portion of the cash reserves will be made to holders of the Partnership units at a later date to be established by the General Partner.

Yours sincerely,

Robert Mackenzie	Robert Gale

Director	Director

For and on behalf of the General Partner, ntl Fawnspring Limited